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                                                                    EXHIBIT 99.1


[LOGO OF BIRDS EYE FOODS]                         Contact: Bea Slizewski

                                                           Birds Eye Foods
                                                           585-264-3189



                  BIRDS EYE FOODS ANNOUNCES FISCAL 2004 RESULTS
                              NET INCOME INCREASES

ROCHESTER, NY, September 21, 2004...Birds Eye Foods, Inc., the nation's leader in manufacturing and marketing frozen vegetables and a major processor of other food products, today reported its fiscal 2004 results.

     Net income increased $11.1 million to $31.9 million from $20.8 million in fiscal 2003. The increase is primarily driven by lower interest expense as a result of the Company's efforts to reduce outstanding debt levels.

     Net sales for fiscal 2004 were approximately $843.4 million, a decline of $19.6 million or 2.3%, as compared to $863.0 million in fiscal 2003. A majority of the decline resulted from a decrease in non-branded product sales due to continued efforts to rationalize certain product offerings. In addition, the Birds Eye Voila! product line faced industry challenges last year which the Company has actively addressed through a brand revitalization, including the introduction of several reduced carbohydrate alternatives along with other new flavor offerings and reformulated varieties. Net sales within the core Birds Eye branded frozen vegetable business have remained strong, experiencing 3% growth as compared to the prior year. The introduction of several value added vegetable items led to this improvement.

     Dennis M. Mullen, Birds Eye Foods Chairman, President, and Chief Executive Officer comments, "Our industry has been and continues to be faced with challenges, including increases in costs for our ingredients, commodities and packaging as well as health care costs." Mullen continues, "However, the improvements we have made in our debt structure over the last two years have allowed us to show growth in net income. We continue to focus our efforts in fiscal 2005 on product innovation and other growth initiatives to bring to our customers and consumers healthy, high quality, value-added products."

     Rochester-based Birds Eye Foods, with sales of approximately $1.0 billion annually, processes fruits and vegetables in 14 facilities across the country. Familiar brands in the frozen aisle include Birds Eye, Birds Eye Voila!, Birds Eye Simply Grillin', Freshlike and McKenzie's. Other processed foods marketed by Birds Eye Foods include fillings and toppings (Comstock and Wilderness); chili and chili ingredients (Nalley and Brooks); salad dressings (Bernstein's and Nalley) and snacks (Tim's and Snyder of Berlin). Birds Eye Foods also produces many of these products for the store brands, food service and industrial markets.

NOTE: In conjunction with this release, investors will have the opportunity to listen to a conference call on Wednesday, September, 29, 2004, at 1 p.m. eastern time over the Internet through PR Newswire's website. To listen to the live call, go to the Birds Eye Foods website: www.birdseyefoods.com http://www.birdseyefoods.com or www.prnewswire.com http://www.prnewswire.com. Please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available until the first quarter conference call. Additional information regarding Birds Eye Foods' financial information for the fiscal year ended June 26, 2004, including financial and other statistical information about Birds Eye Foods' results of operations or financial results for the fiscal year ended, is set forth in the Company's Form 10-K Equivalent for the annual period ended June 26, 2004, which will be available at www.birdseyefoods.com http://www.birdseyefoods.com under Public Reporting in the Investor & News section - www.birdseyefoods.com/corp/investorsNews/publicReporting - prior to the conference call.

This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to: the impact of strong competition in the food industry, including competitive pricing; the impact of changes in consumer demand; the impact of weather on the volume and quality of raw product; the inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; the continuation of our success in integrating operations, including the realization of anticipated synergies in operations and the timing of any such synergies, and the availability of acquisition and alliance opportunities; our ability to achieve gains in productivity and improvements in capacity utilization; our ability to service debt; interest rate fluctuations; and effectiveness of marketing and shifts in market demand. Please refer to Birds Eye Foods' Annual Report on Form 10-K Equivalent for the fiscal year ended June 26, 2004 as well as other reports and information filed by Birds Eye Foods with the Securities and Exchange Commission for more information on factors that could cause actual results to differ.





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                              BIRDS EYE FOODS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS



(dollars in thousands)                                                          Fiscal Years Ended
                                                                        June 26,                    June 28,
                                                                         2004                       2003(a)
                                                                      -----------                  ----------

Net sales                                                              $ 843,398                   $ 862,976

Total operating income                                                    78,327                      83,653

Loss on early extinguishment of debt(b)                                   (4,018)                       -
Interest expense                                                         (31,326)                    (47,223)
                                                                       ----------                  ---------

Pretax income from continuing operations                                  42,983                      36,430

Tax provision                                                            (15,438)                    (14,595)
                                                                       ----------                  ---------

Income before discontinued operations(c)                                  27,545                      21,835

Discontinued operations, net of tax                                        4,322                        (994)
                                                                       ----------                  ---------

Net income                                                             $  31,867                   $  20,841
                                                                       ==========                  =========



(a) In order to provide a meaningful basis of comparing the Company's results of operations, the results of operations for the "predecessor" period (June 30, 2002 to August 18, 2002) have been combined with the results of operations for the "successor" period (August 19, 2002 to June 28, 2003).

(b) On November 24, 2003, the Company repurchased $150.0 million of its 11 7/8 percent Senior Subordinated Notes. In conjunction with this repayment, a pre-tax loss on early extinguishment of debt of approximately $4.0 million was recorded. This amount reflects the payment of the $8.9 million call premium and other transaction expenses less the elimination of the related unamortized premium of $4.9 million.

(c) The Company has disposed of its Freshlike canned, Veg-All, popcorn, and applesauce operations. The implementation of SFAS No. 144 resulted in the classification and separate financial presentation of those businesses as discontinued operations and are, therefore, excluded from continuing operations.